QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

PRESS RELEASE

Contact:
Todd A. Gipple
Executive Vice President
Chief Financial Officer
(309) 743-7745

FOR IMMEDIATE RELEASE
September 17, 2003

QCR HOLDINGS, INC.
ADOPTS STOCKHOLDERS' RIGHTS PLAN

        (Moline, Illinois)—QCR Holdings, Inc. (Nasdaq Small/Cap QCRH) announced today that it has adopted a Stockholders' Rights Plan. The Plan is intended to discourage persons, groups and entities from acquiring large stakes in the Company or making a tender offer without first discussing their intentions with the Company's Board of Directors.

        The Plan provides for the distribution of one Right on September 30, 2003, for each share of the Company's outstanding common stock as of September 22, 2003. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of the Company's common stock or announces a tender offer. The Plan also permits the Company's Board of Directors to redeem the Rights for one cent each under various circumstances.

        In general, the Rights Plan provides that if a person, group or entity acquires a 15% or larger stake in the Company or announces a tender offer, and the Company's Board chooses not to redeem the Rights, all holders of Rights, other than the 15% stockholder or the tender offeror, will be able to purchase a certain amount of the Company's common stock for half of its market price.

        Douglas M. Hultquist, QCR Holdings, Inc.'s President and Chief Executive Officer, said "The Board adopted the Rights Plan as a precautionary measure to better position the Company's stockholders to realize the long term value of their investment. Additionally, the Plan is intended to provide an additional level of protection against coercive or abusive tactics by outside parties whose interests in the Company may be different than our current stockholders."

        Mr. Hultquist stated that the Rights Plan was not adopted in response to any specific event or circumstance. The Rights will expire no later than ten years from the date of the Plan's adoption. The creation of the Rights is not a taxable event for the Company's stockholders.

        For additional information, please contact Mr. Todd A. Gipple, Executive Vice President and Chief Financial Officer at (309) 743-7745.

        QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

        A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of future terrorist attacks and threats or acts of war and the response of the United States to any such attacks or threats; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99.2
QCR HOLDINGS, INC. ADOPTS STOCKHOLDERS' RIGHTS PLAN